U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                         SEC File No.: 000-49805
                                                              CUSIP:
         (Check One):

         [ ] Form 10-K [X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
         [ ] Form 10-QSB [ ] Form N-SAR

         For Period Ended: December 31, 2005

         [  ] Transition Report on Form 10-K
         [  ] Transition Report on Form 20-F
         [  ] Transition Report on Form 11-K
         [  ] Transition Report on Form 10-Q
         [  ] Transition Report on Form N-SAR

         For the Transition Period Ended:______________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
___________________________________________________________________

PART I - Registrant Information
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                               MACHINETALKER, INC.
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                             Full Name of Registrant


        ----------------------------------------------------------------
                            Former Name if Applicable


                              513 De La Vina Street
                          -----------------------------
           Address of Principal Executive Offices (Street and Number)


                         Santa Barbara, California 93101
                         -----------------------------
                            City, State and Zip Code

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Part II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report,  semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant retained a New Accountant after the Company voluntarily selected the New Accountant to replace the Former Accountant after reviewing the engagement proposals of both firms for the audit and review of the Company's financial statements for the fiscal year ending December 31, 2005. Accordingly, the Registrant needs more time to complete the accounting and audit work for the Annual Report. The Registrant intends to file the subject Annual Report on Form 10-KSB on or before the fifteenth calendar day following the prescribed due date.

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Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification

         Roland F. Bryan                 805                       957-1680
         --------------            -----------------            -------------
           (Name)                    (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                          [X] Yes  [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?


                                                          [ ] Yes    [X] No



If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                               MachineTalker, Inc.
                     --------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 27, 2006                   By:/s/Roland F. Bryan
       ---------------------               -----------------------------------
                                           Roland F. Bryan, President

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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